Exhibit 99.1

Important Notice Concerning Potential Limitations on

Trading in Amegy Bancorporation, Inc. Stock

October 19, 2005

To: Executive Officers and Directors of Amegy Bancorporation, Inc.

From: Allan Port

1.	If all the conditions relating to the merger contemplated by the Agreement and Plan of Merger, dated as of July 5, 2005 (the “Merger”), by and among Amegy Bancorporation, Inc. (“Amegy”) and Zions Bancorporation are satisfied, a “blackout period” will be imposed on transactions involving the Amegy Stock Fund (the “Stock Fund”) under the Amegy Bank 401(k) Savings Plan (the “Plan”). This blackout period is necessary in order for the Plan trustee to process and implement participants’ instructions with respect to the election of Merger consideration. During the blackout period, participants in the Plan will be temporarily unable to (1) make exchanges into or out of the Stock Fund under the Plan, (2) take distributions of money invested in the Stock Fund, and (3) take loans of money invested in the Stock Fund. An advance notice of this potential blackout period has been sent to participants in the Plan in compliance with ERISA rules.

2.	Under the Sarbanes-Oxley law enacted in 2002, Amegy’s executive officers and directors will generally be prohibited from engaging in transactions involving Amegy equity securities (including stock options and other derivatives based on Amegy stock) during the blackout period for the Plan. However, dispositions and conversions of Amegy equity securities in connection with the Merger (including your election of Merger consideration and the conversion of Amegy stock options into Zions stock options) are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

3.	The blackout period for the Plan is expected to begin three business days prior to the specified deadline for electing the Merger consideration and is expected to continue until all processing related to the Merger has been completed by the Plan trustee (which should be approximately five to seven business days after the Plan trustee receives the Merger consideration). Such blackout period could possibly begin in the next 30 to 60 days, but you will be provided further notice once the dates are set. In addition, we will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by speaking with me at 713-232-1460.

4.	Generally, during the blackout period for the Plan, you will be prohibited from directly or indirectly, purchasing, selling or otherwise transferring any Amegy equity security that you acquired in connection with your service as an Amegy executive officer or director.

•	“Equity securities” are defined broadly to include stock options and other derivatives based on Amegy stock.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions and conversions of Amegy equity securities in connection with the Merger (including making an election of Merger consideration) are excluded from the trading restrictions.

•	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the board of directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

5.	The following are examples of transactions that you may not engage in during the blackout period for the Plan:

•	Exercising stock options granted to you in connection with your service as an Amegy director or executive officer,

•	Selling stock that you acquired by exercising any such stock options,

•	Selling stock that you originally received as a restricted stock grant in connection with your service as an Amegy director or executive officer and

•	Having stock withheld to satisfy any withholding tax obligation imposed upon the vesting of any such restricted stock grant.

6.	There are certain exemptions, including:

•	Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout),

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders and

•	Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction.

7.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you can be subject to civil and criminal penalties.

The rules summarized above are complex, and the penalties for violating them could be severe. We therefore request that you contact me at 713-232-1460 before engaging in any transaction involving Amegy equity securities during the blackout period for the Plan, or if you believe that any such transaction in which you have a pecuniary interest may occur during such blackout period.